Execution Version 1 COOPERATION AGREEMENT This cooperation agreement, dated June 23, 2022 (this “Agreement”), is by and between Mercury Systems, Inc., a Massachusetts corporation (the “Company”), and JANA Partners LLC, a Delaware limited liability company (“JANA”). The Company and JANA are each herein referred to as a “party” and, collectively, the “parties.” In consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows: 1. Representations and Warranties of the Company. The Company represents and warrants to JANA that: (i) this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and (ii) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (a) any law, rule, regulation, order, judgment or decree applicable to the Company or (b) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound. The Company represents that the current size of the Company’s board of directors (the “Board”) is nine (9) directors, excluding the Agreed Nominees (as defined below). 2. Representations and Warranties of JANA. JANA represents and warrants to the Company that: (i) this Agreement has been duly authorized, executed and delivered by JANA, and is a valid and binding obligation of JANA, enforceable against JANA in accordance with its terms; (ii) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of it as currently in effect, the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (a) any law, rule, regulation, order, judgment or decree applicable to it or (b) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound; and (iii) as of the date of this Agreement, JANA, together with its Affiliates and Associates, beneficially owns 3,235,880 shares of the Company’s common stock (any shares of the Company’s common stock, the “Shares”) and has voting authority over such Shares and, together with its Affiliates and Associates, does not beneficially own or economically own any other Shares or any Synthetic Equity Interests or Short Interest in the Company. The term “Short Interest” shall mean any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership

2 or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities. The term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (x) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (z) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions. 3. Board Nomination and Other Company Matters. (a) In accordance with the Company’s Amended and Restated By-laws (the “By-laws”) and Massachusetts law, the Board shall increase the size of the Board to eleven (11) directors and appoint (i) Bill Ballhaus, an independent director designated by JANA (the “JANA Nominee”) as a Class I director to stand for election at the 2022 annual meeting of the Company’s stockholders (the “2022 Annual Meeting”); and (ii) one independent director who will be Howard Lance (as agreed to by the Company and Starboard Value LP in that certain Cooperation Agreement by and among the Company and Starboard Value LP (and any other members or affiliates of Starboard Value LP signing such agreement (collectively with Starboard Value LP, the “Other Stockholder”)), dated as of June 23, 2022 (the “Other Stockholder Agreement”), to stand for election at the 2022 Annual Meeting (the “Independent Nominee” and, together with the JANA Nominee, the “Agreed Nominees”) as a Class I director. The JANA Nominee shall be appointed immediately upon execution of this Agreement. As a condition to, and prior to, the appointment of the JANA Nominee as director, the JANA Nominee shall have (x) completed, executed and delivered to the Company the Company’s 2022 Questionnaire for Directors and Officers and provided such written consents requested by the Company as may be necessary or appropriate for the conduct of the Company’s vetting procedures applicable to directors, (y) agreed to comply with all policies, codes of conduct, confidentiality obligations and codes of ethics applicable to the Company’s directors, including the Company’s Code of Business Conduct and Ethics, and (z) agreed to provide the information regarding themselves that is required to be disclosed for candidates for directors and directors in a proxy statement under the U.S. federal securities laws and/or applicable Nasdaq rules and regulations, and to provide such other information as reasonably requested by the Company. If for any reason the JANA Nominee is unable or unwilling to serve as a director of the Company, the Company and JANA shall promptly choose a Replacement Nominee (as defined below) as provided in Section 3(b) of this Agreement. Provided that the JANA Nominee has been appointed to the Board and is able and willing to continue to serve on the Board, the Company shall include the JANA Nominee in the Company’s slate of recommended nominees standing for election at the 2022 Annual Meeting and shall

3 recommend, support and solicit proxies for the election of the JANA Nominee at the 2022 Annual Meeting in the same manner as for the Company’s other nominees at the 2022 Annual Meeting. (b) If the JANA Nominee resigns as a director for any reason or otherwise refuses to or is unable to maintain his or her director role at any time prior to the end of the Cooperation Period (as defined below), including as a result of death or disability (such JANA Nominee, a “Former Nominee”), then, JANA shall be entitled to designate a replacement director (the “Replacement Nominee”) that is reasonably acceptable to the Board (which acceptance shall not be unreasonably withheld; provided that, if JANA’s proposed designee is not acceptable to the Board, JANA shall continue to have the right to designate a Replacement Nominee until such a replacement director is accepted by the Board). In the event that JANA identifies a Replacement Nominee, (i) the Company shall use its reasonable best efforts to conduct any interviews for the Replacement Nominee contemplated by this Section 3(b) as promptly as practicable, but in any case, assuming reasonable availability of the Replacement Nominee, within ten (10) business days after JANA’s submission of the Replacement Nominee, (ii) the Nominating and Governance Committee of the Board (the “N&G Committee”) shall make its determination and recommendation regarding whether the Replacement Nominee meets the relevant criteria within five (5) business days after (1) the Replacement Nominee has submitted to the Company the documentation required by this Section 3 and (2) representatives of the Board have conducted customary interviews of the Replacement Nominee, if such interviews are requested by the Board or the N&G Committee, and (iii) upon the recommendation of the Replacement Nominee by the N&G Committee, the Board shall vote on the appointment of the Replacement Nominee to the Board no later than five (5) business days after the N&G Committee’s recommendation of the Replacement Director. Any Replacement Nominee with respect to a Former Nominee shall be appointed to the same committee of the Board of which such Former Nominee was a member immediately prior to such Former Nominee’s resignation or removal, or if the Board or the applicable committee of the Board determines that the Replacement Nominee does not satisfy the requirements of the NASDAQ rules and applicable law with respect to service on the applicable committee (which such determination shall be made reasonably and in good faith), to an alternative committee of the Board. The JANA Nominee and any Replacement Nominee must, as reasonably determined by the N&G Committee (v) qualify as an independent director of the Company under the applicable rules of the Securities and Exchange Commission (the “SEC”), the listing rules of Nasdaq and the applicable governance policies of the Company; (w) have the relevant financial and business experience to be a director of the Company; (x) otherwise comply with the qualifications for directors set forth in the Company’s Board of Directors Policy as in effect as of the date of this Agreement; (y) be independent of JANA (for the avoidance of doubt, the nomination by JANA of such person to serve on the board of directors of any other company shall not (in and of itself) cause such person to not be deemed independent of JANA); and (z) provide the same information (for the Replacement Nominee) that the Former Nominee provided to the Company by this Agreement. For the avoidance of doubt a Replacement Nominee shall thereafter be deemed the JANA Nominee for purposes of this Agreement and be entitled to the same rights and subject to the same requirements under this Agreement as were applicable hereunder to the JANA Nominee (including, without limitation, the conditions referenced in Section 3(a) of this Agreement and satisfaction of the eligibility requirement in the last sentence of such Section 3(a)). (c) The Company agrees that (A) following the appointment of the Agreed Nominees, the number of directors of the Company constituting the Board shall not exceed eleven

4 (11) and (B) from the conclusion of the 2022 Annual Meeting until the Termination Date (defined below), the number of directors of the Company constituting the Board shall not exceed nine (9), in each case, including the Agreed Nominees. The Company further agrees that until the Termination Date, the number of directors of the Company constituting the Board (i) shall not be decreased if such decrease would require the resignation of an Agreed Nominee, and (ii) two (2) of the members of the Board as of the date hereof to be selected by the N&G Committee shall not be included in the Company’s slate of recommended nominees standing for election at the 2022 Annual Meeting. The Company shall use its reasonable best efforts to schedule and hold the 2022 Annual Meeting no later than November 15, 2022. (d) Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint (i) at least one (1) Agreed Nominee to the Human Capital and Compensation Committee, and (ii) both of the Agreed Nominees to each of the M&A and Finance Committee and the N&G Committee of the Board; it being understood that, notwithstanding any committee appointments of the Independent Nominee, the JANA Nominee shall be appointed to the M&A and Finance Committee of the Board and that, subject to terms of Section 3 of this Agreement, the JANA Nominee shall maintain his position on the M&A and Finance Committee at least through the Termination Date. Without limiting the foregoing, the Company agrees that the Agreed Nominees (and any Replacement Nominee) shall be given the same due consideration for membership on committees of the Board as any other independent director, including any new committee(s) and subcommittee(s) that may be established. (e) Immediately following the execution of this Agreement, the Company agrees to take all necessary actions to amend that certain Rights Agreement, dated as of December 27, 2021, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”), such that (A) (i) the ownership threshold for a person to become an Acquiring Person (as defined in the Rights Agreement) is increased from 7.5% of the shares of the Company’s common stock to 10% of the shares of the Company’s common stock and (ii) the ownership threshold for a Passive Institutional Investor (as defined in the Rights Agreement) to become an Acquiring Person is increased from 10% of the shares of the Company’s common stock to 20% of the shares of the Company’s common stock, and (B) the Final Expiration Date (as defined in the Rights Agreement) shall occur no later than upon conclusion of the 2022 Annual Meeting. 4. Cooperation. (a) JANA agrees that, from the date of this Agreement until the Termination Date (such period, the “Cooperation Period”), neither JANA nor any of its controlled Affiliates or Associates, or their Representatives acting on their behalf, shall in any manner, directly or indirectly, make, or cause to be made, or in any way encourage any other person to make or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or otherwise disparages, the Company, its business, any of its subsidiaries or any of its or such subsidiaries’ officers, directors, or employees or any person who has served as an officer, director or employee of the Company or any of its subsidiaries, including: (x) in any document or report filed with or furnished to the SEC or any other governmental agency, (y) in any social media post, press release or other publicly available format or (z) to any journalist or member of the media

5 (including, without limitation, in a television, radio, newspaper or magazine interview), provided, however, that JANA shall be permitted to make objective statements that reflect JANA’s view, as a stockholder, with respect to factual matters concerning specific acts or determinations of the Company occurring after the date of this Agreement, as long as such statements do not violate any other provision of this Agreement. (b) The Company agrees that, during the Cooperation Period, neither it nor any of its Affiliates or Associates, or their Representatives acting on their behalf, shall in any manner, directly or indirectly make, or cause to be made, or in any way encourage any other person to make or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or otherwise disparages, JANA, any of its members, officers or directors or any person who has served as a member, officer or director of JANA, including: (i) in any document or report filed with or furnished to the SEC or any other governmental agency, (ii) in any press release or other publicly available format or (iii) to any journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview). The limitations set forth in this Section 4(b) shall not prevent the Company or any of its Affiliates or Associates from making any objective statements that reflect the Company’s view with respect to factual matters concerning specific acts or determinations of JANA or any of its Affiliates or Associates (or their respective current or former Representatives) occurring after the date of this Agreement, as long as such statements do not violate any other provision of this Agreement. (c) The limitations set forth in Sections 4(a) and 4(b) of this Agreement shall not prevent either party from responding to any public statement made by the other party of the nature described in Sections 4(a) and 4(b) of this Agreement if such statement by the other party was made in breach of this Agreement. The limitations set forth in Sections 4(a) and 4(b) of this Agreement shall not (x) apply (i) in any compelled testimony or production of information, whether by legal process or subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from which information is sought, in each case, solely to the extent required, or (ii) to any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; or (y) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or the rules of the SEC promulgated under such Section 21F. (d) During the Cooperation Period, JANA shall cause all Shares beneficially owned, directly or indirectly, by it, or by any of its controlled Affiliates or Associates (including all Shares beneficially owned as of the respective record dates for any annual meeting or special meeting of stockholders of the Company and any adjournment, postponement, rescheduling or continuation thereof, during the Cooperation Period (a “Covered Meeting”)) over which it exercises or has voting authority (i) in the case of any Covered Meeting, to be present in person or by proxy for quorum purposes and to be voted at such Covered Meeting, or at any adjournment or postponement thereof, (A) in favor of all nominees for director nominated by the Board (including the Agreed Nominees) for election at such Covered Meeting, (B) in favor of the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, (C) solely with respect to the 2022 Annual Meeting, in favor of the Board’s recommendation with respect to any amendments to the Company’s stock incentive plan to replenish shares available for

6 grants under that plan in an amount not to exceed 2,000,000 shares, (D) in accordance with the Board’s recommendations with respect to any other proposal or business that may be the subject of stockholder action at the 2022 Annual Meeting (as such recommendations are set forth in the proxy statement filed in connection with the 2022 Annual Meeting), provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to any Company proposal or stockholder proposal presented at the 2022 Annual Meeting (other than the proposal set forth in clause (A)), JANA shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation, and (E) not to submit any proposal for consideration at, or bring any other business before, such Covered Meeting or initiate, encourage or participate in any “withhold” or similar campaign with respect to the election of directors at such Covered Meeting and shall not permit any of its controlled Affiliates or Associates to do any of the foregoing or publicly or privately encourage or support any other stockholder to take any such actions, and (ii) in the case of any special meeting and any adjournment, postponement, rescheduling or continuation thereof, to be voted in accordance with the Board’s recommendation on any action to remove any director from the Board; provided, however, that, notwithstanding anything herein to the contrary, with respect to (x) a proposal to authorize or approve any tender offer, exchange offer, merger, acquisition, recapitalization or consolidation (an “Extraordinary Transaction”) involving the Company or its securities or assets, (y) matters related to the implementation of takeover defenses, or (z) the Company’s “say-on-pay” proposal, JANA and each JANA Affiliate and Associate may vote its Shares in its sole discretion. Except as expressly provided in this Section 4, JANA and each JANA Affiliate and Associate shall be entitled to (1) vote the shares of the Company’s common stock that it beneficially owns as it determines in its sole discretion and (2) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company on any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor. (e) During the Cooperation Period, except as otherwise permitted by this Agreement, JANA shall not, and shall cause its controlled Affiliates and Associates to not, directly or indirectly, without the prior written consent of the Company: (i) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders, or any action by written consent), in each case, with respect to any securities of the Company; (ii) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company; provided, however, that nothing herein shall limit the ability of an Affiliate of JANA to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound in writing by the terms and conditions of this Agreement; (iii) deposit any Shares in any voting trust or subject any Shares to any arrangement or agreement with respect to the voting of any Shares, other than any

7 such voting trust, arrangement or agreement solely among JANA and its Affiliates and otherwise in accordance with this Agreement; (iv) seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s), proxies or consents in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, knowingly encourage or take any other action with respect to the appointment, election or removal of any directors, except as permitted under Section 3; provided, however, that nothing in this Agreement shall prevent JANA or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2023 annual meeting of the Company’s stockholders so long as such actions do not create a public disclosure obligation for JANA or the Company, are not publicly disclosed by JANA or its representatives, Affiliates or Associates and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with JANA’s normal practices in the circumstances; (v) (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company or through any stockholder action by written consent, (B) make any offer or proposal (with or without conditions) with respect to any merger, takeover offer, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, takeover offer, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries, or knowingly publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, takeover offer, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company or any of its subsidiaries by such third party (provided that this clause (D) shall not prevent such public comment after such proposal has become generally known to the public other than as a result of a disclosure by JANA), or (E) call or seek to call a special meeting of stockholders, or initiate or participate in any stockholder action by written consent; (vi) seek, alone or in concert with others, representation on the Board, except as specifically provided in Section 3; (vii) advise, knowingly encourage, knowingly support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders or any stockholder action by written consent, except in accordance with this Section 4; or (viii) make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that

8 would not be reasonably determined to trigger public disclosure obligations for any party. (f) JANA shall not, and shall cause its controlled Affiliates and Associates not to, make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for either the Company or JANA. (g) Nothing in this Agreement shall be deemed to limit JANA’s ability to communicate privately with the Board or management of the Company on any matter or to privately request a waiver of any provision of this Agreement from the Company; provided that the foregoing actions are not intended to and would not reasonably be expected to require any public disclosure. 5. Public Announcement. JANA and the Company shall announce this Agreement and the material terms hereof by means of a joint press release in the form attached hereto as Exhibit A (the “Press Release”) as soon as practicable but in no event later than 9:00 a.m., New York City time, on the first business day after the date of this Agreement. Prior to the issuance of the Press Release, neither the Company nor JANA shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party. (b) During the term of this Agreement, none of JANA or any of its controlled Affiliates or Associates shall make any public statement that is inconsistent with the Press Release or issue any press release other than the Press Release in connection with this Agreement or the actions contemplated hereby. (c) The Company shall promptly prepare and file a Current Report on Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement and the Press Release as exhibits thereto. The Company shall provide JANA with reasonable opportunity to review and comment upon such Current Report on Form 8-K prior to the filing thereof and shall consider in good faith any changes proposed by JANA. (d) JANA shall promptly prepare and file an amendment (the “13D Amendment”) to its Schedule 13D with respect to the Company initially filed with the SEC on December 23, 2021, reporting the entry into this Agreement and amending applicable items to conform to its obligations hereunder. The 13D Amendment shall be consistent with the Press Release and the terms of this Agreement. JANA shall provide the Company with reasonable opportunity to review and comment upon the 13D Amendment prior to the filing thereof and shall consider in good faith any changes proposed by the Company. 6. Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

9 7. Definitions. For purposes of this Agreement: the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shall include all persons or entities that at any time prior to the termination of this Agreement become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that, for purposes of this Agreement, (i) JANA shall not be an Affiliate or Associate of the Company, and (ii) the Company shall not be an Affiliate or Associate of JANA; (a) the terms “beneficial owner” and “beneficially own” shall have the respective meanings of such terms under or as used in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person shall also be deemed to be the beneficial owner of all Shares that such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all Shares with respect to which such person or any of such person’s Affiliates or Associates has or shares the right to vote or direct the voting of such Shares or has or shares the right to dispose, or to direct the disposition, of such Shares; (b) the terms “person” or “persons” shall mean any individual or any corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and (c) the term “Representatives” shall mean, in reference to any person, such person’s Affiliates and Associates and the respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives of such person and its Affiliates and Associates acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates. 8. Expenses. The Company shall reimburse JANA for its reasonable, documented out- of-pocket fees and expenses (including legal expenses) incurred in connection with JANA’s involvement at the Company through the date of this Agreement, including, but not limited to its Schedule 13D filings and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $500,000 in the aggregate. 9. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one business day after being sent by a nationally recognized overnight courier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt: if to the Company: Mercury Systems, Inc. 50 Minuteman Road

10 Andover, Massachusetts 01810 Attention: Christopher C. Cambria, General Counsel Email: Christopher.Cambria@mrcy.com with a copy to (which shall not constitute notice): Latham & Watkins LLP 330 North Wabash Avenue, Suite 2800 Chicago, Illinois 60611 140 Scott Drive Menlo Park, CA 94025 Attention: Josh Dubofsky, Bradley Faris, Mark Gerstein Email: josh.dubofsky@lw.com, bradley.faris@lw.com, mark.gerstein@lw.com if to JANA: JANA Partners LLC 767 Fifth Avenue, 8th Floor New York, New York 10153 Attention: Jennifer Fanjiang Email: legal@janapartners.com with a copy to (which shall not constitute notice): Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Attention: Eleazer Klein Email: eleazer.klein@srz.com 10. Specific Performance; Choice of Law; Forum. (a) This Agreement and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the choice of law principles of such state. Any action to enforce the terms and provisions of this Agreement or relating to the transactions contemplated by this Agreement shall be brought exclusively in the state courts of the Commonwealth of Massachusetts located in Essex County or, if such courts shall not have jurisdiction, any federal court sitting in the Commonwealth of Massachusetts. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the state courts of the Commonwealth of Massachusetts located in Essex County or federal courts sitting in the Commonwealth of Massachusetts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts located in the Commonwealth of Massachusetts. Each party irrevocably and unconditionally waives any objection to the laying of venue of any litigation, arbitration or other proceeding (any of the foregoing, a “Legal Proceeding”) arising out of this Agreement in such courts, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any

11 such Legal Proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. The parties agree that delivery of process or other papers in connection with any such Legal Proceeding in the manner provided in Section 10 of this Agreement or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. FURTHERMORE, EACH OF THE PARTIES HERETO (A) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY AND (B) AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. (b) Each party to this Agreement acknowledges and agrees that the other party would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies may be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. In furtherance and not in limitation of Section 10(c) of this Agreement, and without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breaches or threatens to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party. (c) Notwithstanding anything to the contrary and without limiting any other remedies the Company may have in law or equity, in the event that JANA (or any controlled Affiliate or Associate of JANA) fails to perform or otherwise fulfill its obligations set forth in Section 4 of this Agreement and shall not have remedied such failure or non-fulfillment, if capable of being remedied or fulfilled, within three (3) business days following written notice from the Company of such failure or non-fulfillment, the Company shall not be required to perform or fulfill its obligations set forth in Section 3 or Section 4 of this Agreement. 11. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision. 12. Termination. This Agreement shall terminate on the date that is the earlier of (i) thirty (30) days prior to the expiration of the Company’s advance notice period for the nomination of directors at the 2023 annual meeting of the Company’s stockholders, and (ii) the date that is one hundred forty-five (145) days prior to the first anniversary of the 2022 Annual Meeting (the date of such termination, the “Termination Date”). Upon termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing: (a) Sections 7 through 17 of

12 this Agreement shall survive termination of this Agreement; and (b) no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination. 13. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when a counterpart has been signed by each party and delivered to the other party, thereby constituting the entire agreement among the parties pertaining to the subject matter hereof. Signatures of the parties transmitted by facsimile, PDF, jpeg, .gif, .bmp or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties. 14. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. 15. No Waiver. No failure or delay by either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. 16. Entire Understanding. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto. 17. Interpretation and Construction. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are

13 references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders. 18. Other Stockholder Agreement. From and after the date hereof until the Termination Date, so long as (a) the JANA Nominee is a member of the Board and (b) JANA continues to maintain beneficial ownership of the lesser of 1% of the Company’s then outstanding common shares and 576,732 common shares (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), the Company agrees that if it (i) amends, modifies or waives the Other Stockholder Agreement, or otherwise enters into any arrangement, agreement or understanding with the Other Stockholder relating to the types of matters contemplated by Sections 3, 4, 5(b) or 12 of this Agreement, this Section 18, or any exhibits hereto that provides any right more favorable than those set forth in this Agreement or (ii) otherwise enters into any arrangement, agreement or understanding with the Other Stockholder on terms materially more favorable than those set forth in this Agreement or that provides any right materially more favorable than those set forth in this Agreement, the Company shall offer the same terms or rights to JANA. Prior to the execution of this Agreement, the Company has provided JANA reasonable time to review the Other Stockholder Agreement. As of the date hereof, and except with respect the Other Stockholder Agreement, as applicable, the Company represents that it has not entered into, is not engaging in discussions or negotiations to enter into, and is not in the process of entering into, any agreement, arrangement, or understanding with any other stockholder that grants rights to such stockholder(s) more favorable than those set forth in this Agreement. [Signature page follows.]

[Signature Page to Cooperation Agreement] IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof. MERCURY SYSTEMS, INC. By: Name: Title: JANA PARTNERS LLC By: Name: Title: Barry Rosenstein Managing Partner

EXHIBIT A PRESS RELEASE [Attached.]

CONFIDENTIAL DRAFT Global Settlement Press Release NOT FOR IMMEDIATE RELEASE Mercury Systems Appoints Howard Lance and Bill Ballhaus to Board of Directors Enters Into Cooperation Agreements with JANA Partners and Starboard Value ANDOVER, Mass. – June 24, 2022 – Mercury Systems, Inc. (“Mercury” or the “Company”), (NASDAQ: MRCY, www.mrcy.com), a leader in trusted, secure mission-critical technologies for aerospace and defense, today announced that Howard Lance, Former Chief Executive Officer of Maxar Technologies, and Bill Ballhaus, Former Chairman and Chief Executive Officer of Blackboard, have been appointed to the Mercury Board of Directors, effective immediately. The addition of these two independent directors to the Board is being made in conjunction with cooperation agreements that the Company has reached with JANA Partners LLC (“JANA”) and Starboard Value LP (“Starboard”) (the “Agreements”). William K. O’Brien, Chairman of Mercury’s Board of Directors, stated, “We are pleased to welcome Howard and Bill, two outstanding leaders with strong track records of overseeing growth and profitability, as well as valuable aerospace and defense and technology industry expertise, to our Board. Their appointments further the Board’s ongoing commitment to adding new directors with fresh insights and perspectives, diverse backgrounds and relevant expertise.” Mr. O’Brien continued, “We are pleased to have been able to work constructively with JANA and Starboard and appreciate their thoughts, perspectives, input, and recommended board members. The Company continues to make strong progress in executing its strategic plan in a rapidly evolving global economic environment. Mercury is uniquely positioned within the defense industry and has created a competitive advantage through significant investment and an unparalleled ability to deliver customer solutions with innovation and speed. We have great confidence in our ability to deliver enhanced value for all of our stakeholders.” Barry Rosenstein, Managing Partner of JANA, said, “We believe Mercury is well-positioned in the defense industry with a critical mission and strong customer relationships. We are encouraged by Mercury’s ongoing commitment to Board refreshment, and we look forward to the contributions from these new directors as the Company works to maximize value for shareholders.” Jeff Smith, CEO of Starboard, said, “We invested in Mercury because of its leadership position in a dynamic market and our confidence that the Company will enhance value for shareholders. The Company has a terrific opportunity, and we believe these appointments will add a fresh perspective as Mercury focuses on execution of its strategic plan.” In connection with the new director appointments, the Mercury Board will be temporarily expanded to comprise 11 directors. The addition of two new independent directors continues the Board’s ongoing refreshment program, which has diversified and broadened the expertise of the Board’s membership to reflect Mercury’s ongoing strategic objectives. Following the 2022 Annual Meeting of Shareholders, the Board will comprise nine directors, eight of whom will be independent and seven of whom will have been appointed to the Board in the last five years.

CONFIDENTIAL DRAFT Global Settlement Press Release The Agreements include customary standstill, voting, and other provisions. The full agreements will be filed by the Company with the U.S. Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K. Citi and Goldman Sachs & Co. LLC are serving as financial advisors to Mercury, and Latham & Watkins LLP is serving as legal counsel. About Howard Lance Howard L. Lance is currently Managing Partner at Lance Advisors LLC, an advisory firm serving private equity and institutional investors. He serves as non-executive Chairman of Summit Materials, a leading provider of aggregates and cement, and as non-executive Chairman of Change Healthcare, a leading provider of healthcare information technology and services. He also serves as a Director of New Vista Acquisition Corporation, a SPAC focused on emerging technologies in aerospace, defense and logistics, and as non-executive Chairman of privately-held Covanta Energy LLC, a leading provider of sustainable environmental solutions. He previously served on the public-company boards of Ferrovial S.A., Eastman Chemical Company, Stryker Corporation, and Aviat Networks. Mr. Lance was President and Chief Executive Officer of Maxar Technologies, a leading provider of space technology solutions including satellites, robotics, geospatial imagery and services from 2016 to 2019. Previously, he was Executive Advisor – Private Equity at the Blackstone Group from 2012 to 2016. He served as Chairman, President and Chief Executive Officer of Harris Corporation (now L3Harris), a leading global provider of communications and information technology products, software, systems and services to government, defense and commercial markets, from 2003 to 2012. He was Co-President of NCR Corporation and Chief Operating Officer of its Retail and Financial Group from 2001 to 2002. Previously, he spent 17 years at Emerson Electric Company including as Executive Vice President of its Electronics and Telecom businesses, Group President of its Climate Technologies businesses, and Chief Executive Officer of Astec PLC, a UK-listed subsidiary based in Hong Kong. Mr. Lance holds a Bachelor’s degree in Industrial Engineering from Bradley University and a Master’s degree in Management from Purdue University. About Bill Ballhaus Bill Ballhaus currently serves as Chairman of MilestoneRoad Partners, a business consulting firm he founded in 2021 and as Executive Chairman at Government Brands LLC, a provider of software and payments solutions for government customers. He previously served as Chairman and Chief Executive Officer of Blackboard, a leading EdTech company, from 2016 until its merger with Anthology in 2021. Prior to that, he served as Chief Executive Officer and President of SRA International, Inc., a provider of information technology services from 2011 until the creation of CSRA from SRA and CSC’s U.S. public sector business. Before that, Mr. Ballhaus served as Chief Executive Officer and President of private military contractor DynCorp International from 2008 to 2010. Mr. Ballhaus has also held senior leadership positions at BAE Systems, Boeing and Hughes where he led global government and commercial technology businesses particularly focused on software and IT.

CONFIDENTIAL DRAFT Global Settlement Press Release He currently serves on the Board of Directors of Qmulos, a leading cybersecurity and IT compliance company, and as a senior advisor at PSG, a private equity firm focused on the software industry. He is also a Fellow of the American Institute of Aeronautics and Astronautics. Mr. Ballhaus holds a Bachelor’s degree in Mechanical Engineering from the University of California, Davis and Master’s and Doctorate degrees in Aeronautics and Astronautics from Stanford University. He also earned a Master’s degree in Business Administration from the Anderson Graduate School of Management at UCLA. Mercury Systems – Innovation That Matters® Mercury Systems is a global commercial technology company serving the aerospace and defense industry. Headquartered in Andover, Mass., the company delivers trusted, secure open architecture processing solutions powering a broad range of mission-critical applications in the most challenging and demanding environments. Inspired by its purpose of delivering Innovation that Matters, By and For People Who Matter, Mercury helps make the world a safer, more secure place for all. To learn more, visit mrcy.com, or follow us on Twitter. Forward-Looking Safe Harbor Statement This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to the cooperation agreements and changes to the Board of Directors discussed herein. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” “potential,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs, the timing and amounts of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of epidemics and pandemics such as COVID, effects of any U.S. Federal government shutdown or extended continuing resolution, effects of continued geopolitical unrest and regional conflicts, competition, inflation, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in, or in the U.S. Government’s interpretation of, federal export control or procurement rules and regulations, changes in, or in the interpretation or enforcement of environmental rules and regulations, market acceptance of the Company's products, shortages in or delays in receiving components, production delays or unanticipated expenses due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions, restructurings and value creation initiatives such as 1MPACT, or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, effects of shareholder activism, increases in interest rates, changes to industrial security and cyber-security regulations and requirements, changes in tax rates or tax regulations, changes to interest rate swaps or other cash flow hedging arrangements, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for

CONFIDENTIAL DRAFT Global Settlement Press Release the fiscal year ended July 2, 2021. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made. INVESTOR CONTACT Michael D. Ruppert, CFO Mercury Systems Inc. ir@mrcy.com | (978) 967-1990 MEDIA CONTACT Michael Freitag / Dan Moore Joele Frank, Wilkinson Brimmer Katcher pr@mrcy.com | (212) 355-4449